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EXHIBIT 11

                                 FURON COMPANY

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                                                  YEARS ENDED
                                                          --------------------------------------------------------------
                                                           FEBRUARY 1,              FEBRUARY 3,             JANUARY 28,
                                                              1997                     1996                    1995
------------------------------------------------------------------------------------------------------------------------
PRIMARY INCOME (LOSS) PER SHARE

Earnings:
     Net income (loss)                                      $(39,751,000)          $13,169,000             $11,438,000
                                                             ===========           ===========             ===========

Shares:
     Weighted average number of
     common shares outstanding                                 8,885,769             8,821,297               8,674,135

     Shares issuable from assumed
     exercise of stock options                                         -               218,965                 318,791
                                                             -----------           -----------             -----------

     Average shares as adjusted                                8,885,769             9,040,262               8,992,926
                                                             ===========           ===========             ===========

Primary income (loss) per share                                   $(4.47)                $1.46                   $1.27
                                                             ===========           ===========             ===========


FULLY DILUTED INCOME (LOSS) PER SHARE

Earnings
     Net income (loss)                                      $(39,751,000)          $13,169,000             $11,438,000
                                                             ===========           ===========             ===========

Shares
     Weighted average number of
     common shares outstanding                                 8,885,769             8,821,297               8,674,135

     Shares issuable from assumed
     exercise of stock options                                         -               220,961                 443,300
                                                             -----------           -----------             -----------

     Average shares as adjusted
     for full dilution                                         8,885,769             9,042,258               9,117,435
                                                             ===========           ===========             ===========

Fully diluted income (loss) per share                             $(4.47)                $1.46                   $1.25
                                                             ===========           ===========             ===========





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